UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 29, 2015

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information in this report and the exhibit attached hereto are being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

On January 29, 2015, Cepheid issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2014 and certain other information. The press release is attached to this report as Exhibit 99.01.

In the press release and during a conference call and webcast regarding Cepheid’s quarterly results, Cepheid supplemented its reported GAAP financial information with non-GAAP measures that do not include stock compensation expense, a legal contingency charge, amortization of debt discount and transaction costs, amortization of purchased intangible assets and a restructuring charge (including impairment of certain assets) in the quarter ended December 31, 2013. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Cepheid’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes these non-GAAP measures are useful to investors as they provide a basis for evaluating Cepheid’s cash requirements and additional insight into the underlying operating results and Cepheid’s ongoing performance in the ordinary course of its operations.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cepheid believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cepheid’s results of operations in conjunction with the corresponding GAAP measures.

As described above, Cepheid excludes the following items from one or more of its non-GAAP measures when applicable:

Stock-based Compensation Expense. This consists primarily of expenses for stock options and restricted stock under ASC 718 (formerly SFAS 123(R)). Cepheid excludes stock-based compensation expense from its non-GAAP measures primarily because it is a non-cash expense that Cepheid does not believe is reflective of ongoing operating results in the period incurred. Further, as Cepheid applies ASC 718, it believes that it is useful to investors to understand the impact of the application of ASC 718 on its results of operations.

Legal Contingency. In the fourth quarter of 2014, Cepheid recorded a charge for an estimated loss related to ongoing legal proceedings. Cepheid excluded this item as it believes it is not reflective of ongoing operating results in the period incurred.

Amortization of Debt Discount and Transaction Costs. Cepheid incurs amortization of debt discount and transaction costs in connection with the Convertible Senior Notes issued in February 2014. Cepheid excludes these amounts because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from Cepheid’s issuance of debt and have no direct correlation to the operation of Cepheid’s business.

Amortization of Purchased Intangible Assets. Cepheid incurs amortization of purchased intangible assets in connection with acquisitions. Cepheid excludes these amounts because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from Cepheid’s prior acquisitions and have no direct correlation to the operation of Cepheid’s business.

Restructuring. Cepheid excluded a restructuring charge and impairment of certain assets totaling $4.4 million in the fourth quarter of 2013. In connection with Cepheid’s preparation of its annual operating plan, whereby Cepheid routinely assesses its investments to align its operations with its highest potential opportunities, Cepheid terminated a small international research team, eliminated a non-GeneXpert clinical product line acquired in a 2007 acquisition, including the impairment of an intangible asset of approximately $1.1 million and the write-down of approximately $0.3 million of inventory, and wrote-off certain manufacturing capital assets totaling approximately $1.3 million that management concluded will not be utilized and therefore have no future realizable value. Cepheid excluded this item as it believes it was non-recurring in nature, and does not have a direct impact on the operation of Cepheid’s core business.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.01	Press release dated January 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: January 29, 2015	By:	/s/ Andrew D. Miller
		Name:	Andrew D. Miller
		Title:	Executive Vice President, Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

99.01	Press release dated January 29, 2015

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